Exhibit 99.B.4.20

ReliaStar Life Insurance Company
A Stock Company
Home Office:	ING Service Center:
20 Washington Avenue South	P.O. Box 5050
Minneapolis, Minnesota 55401	Minot, North Dakota 58702-5050

One Year Step Up Death Benefit Endorsement
This Endorsement is part of your Contract. The provisions of this Endorsement supersede any conflicting provisions in your contract or in any prior endorsement.
The following is added to the Payments at Death Section of your contract:
A.	General
At the Beneficiary's election, distribution of all or part of the death benefit may be deferred to the extent allowed by state or federal law or IRS regulation.
B.	Definition of Terms
	1.	Death Benefit Fee
The Death Benefit Fee is the fee charged for this Endorsement. It is equal to an annual rate of 0.15% of your average daily Variable Account Contract Value. The Death Benefit Fee is charged monthly.
The Death Benefit Fee is deducted from the Variable Account Sub-Accounts in proportion to each account's proportionate percentage of Variable Account Contract Value as of the Valuation Date immediately preceding the date of deduction.
If there is no Variable Account Contract Value as of the date of the deduction, the deduction will be made from the Fixed Account Contract Value in proportion to each account's proportionate percentage of Fixed
Account Contract Value.
If there is no Variable Account Contract Value during the entire month prior to the date of the deduction, no
Death Benefit Fee will be deducted for that month.
	2.	Adjusted Purchase Payment Total
The initial Adjusted Purchase Payment Total is equal to the initial Purchase Payment. Thereafter, the
Adjusted Purchase Payment Total is increased by the amount of each subsequent Purchase Payment, decreased by the amount of each subsequent Annual Contract Charge, and reduced pro-rata for each subsequent partial withdrawal. The pro-rata adjustment on the Adjusted Purchase Payment Total for each partial withdrawal is defined as the Adjusted Purchase Payment Total at that time multiplied by the fraction A divided by B, (A/B), where:
		1.	A is the Contract Value immediately after a partial withdrawal; and
		2.	B is the Contract Value immediately before a partial withdrawal.
	3.	Reset Contract Anniversary
The Reset Contract Anniversary is the Contract Value on the first Contract Anniversary immediately preceding your death.
	4.	Reset Death Benefit
On the Reset Contract Anniversary, the Reset Death Benefit is equal to the Contract Value.

Form No. 40083 08-05	1

The Reset Death Benefit is increased by the amount of each Purchase Payment made after the Reset
Contract Anniversary and reduced pro-rata for each subsequent partial withdrawal made after the Reset
Contract Anniversary. The pro-rata adjustment on the Reset Death Benefit is defined as the Reset Death
Benefit at that time multiplied by the fraction A divided by B, (A/B), where:
		1.	A is the Contract Value immediately after the partial withdrawal; and
		2.	B is the Contract Value immediately before the partial withdrawal.
C.	Death Benefit Before the Start Date
The amount of the death benefit is defined as follows:
	1.	If you die on or before the first day of the month following your 80th birthday, the death benefit is the greater of A, B, or C, less any Outstanding Loan Balance, where:
		a.	A is the Contract Value on the Death Benefit Valuation Date;
		b.	B is the Adjusted Purchase Payment Total; and
		c.	C is the Reset Death Benefit.
	2.	If you die after the first day of the month following your 80th birthday, the death benefit is the greater of A or
B, less any Outstanding Loan Balance, where:
		a.	A is the Contract Value on the Death Benefit Valuation Date; and
		b.	B is the Adjusted Purchase Payment.
If there is more than one Owner, the age of the oldest will be used to determine the death benefit.
D.	Death Benefit Valuation Date
The Death Benefit Valuation Date is the Valuation Date following the date we receive both:
	1.	Proof of your death; and
	2.	The Beneficiary's written request in a form which we approve for:
		a.	A single sum payment; or
		b.	An annuity payout permitted by Code Section 401(a)(9).
E.	Payment of Death Benefit
If the Beneficiary elects a single sum payment of the death benefit, we will make payment within seven days after the Death Benefit Valuation Date.
If an annuity payout is requested, it may be any annuity payout:
	1.	That could have been selected under Section 8; and
	2.	Which is permitted by Code Sections 401(a)(9), 403(b)(10), and the regulations thereunder.
F.	Death Benefit On or After the Start Date
On or after the Start Date, the amount of the death benefit, if any, is governed by the annuity payout in effect on the date of your death.
Notwithstanding anything else in your Contract, the provisions of this Endorsement are controlling.
All other terms and conditions as defined in this Contract remain unchanged, unless otherwise defined in this
Endorsement.

/s/ Paula Cludray-Engelke

Secretary
ReliaStar Life Insurance Company

Form No. 40083 08-05	2